Exhibit 10.1

First Amendment to License Agreement

This First Amendment to License Agreement (this “First Amendment”), is made as of the 18th day of June, 2018, by and between Cue Biopharma, Inc., a Delaware corporation having a place of business located at 675 W. Kendall Street, Cambridge, Massachusetts (“Licensee”) and MIL 21E, LLC, a Delaware limited liability company having a place of business located at 675 West Kendall Street, Cambridge, MA 02142 (“Licensor”).

WITNESSETH:

Reference is hereby made to the following facts:

A.    Licensor and Licensee entered into that certain License Agreement (the “Existing License”), dated as of January 9, 2018, for certain premises (the “Licensed Premises”) comprised of approximately 19,833 rentable square feet located on the first (1st) floor of the building commonly known as 21 Erie Street, Cambridge, Massachusetts 02139 (as more particularly described in the Existing License, the “Building”), all as more particularly described in the Existing License. All capitalized words and phrases not otherwise defined herein shall have the meanings ascribed to them in the Existing License. The Existing License, as modified and amended by this First Amendment, is referred to herein as the “License Agreement.”

B.    Licensor and Licensee have agreed to modify and amend the Existing License, all in the manner hereinafter set forth.

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, the parties agree that the License Agreement is hereby amended as follows:

1.    Term and Termination. Article 2a. of the Existing License is hereby amended by deleting the Article 2a in its entirety and replacing it with the following:

“Unless terminated earlier in accordance with this Section 2, the term (“Term”) of this Agreement shall commence on May 15, 2018 (“Term Commencement Date”) and expire on April 14, 2021 (“Term Expiration”). Under no circumstance shall Licensor be liable to Licensee for failure to deliver the Licensed Premises to Licensee in the Required Delivery Condition on or before May 15, 2018; provided, however, that if Licensor is unable to deliver the Licensed Premises to Licensee in the Required Delivery Condition on or before May 15, 2018, the Term Commencement Date shall be delayed until the day on which Licensor delivers the Licensed Premises to Licensee in the Required Delivery Condition. For purposes of the preceding sentence, the term “Required Delivery Condition” shall mean all improvements listed in Exhibit 2 of this License Agreement shall be completed, all services required for Licensee’s use and occupancy of the Licensed Premises for its intended use shall be available and the entirety of the Licensed Premises shall otherwise be ready for Licensee’s use for its intended purpose. If the Term Commencement Date is delayed until after May 15, 2018, then Licensee shall receive four (4) days abatement of the License Fee and all other charges payable by Licensee under this Agreement (collectively, the “Abatements”) for each day of such delay (collectively the “Delay”). Licensee shall owe no License Fee or any other charges otherwise payable by Licensee under this Agreement for any days during the Delay in which Licensee does not have access to the Licensed Premises in the Required Delivery Condition. Further, beginning with the License Fee and other amounts owed by Licensee for the nineteenth month of occupancy (and beyond as applicable), Licensee shall be entitled to credit all such Abatements against amounts owed by Licensee until all such Abatements have been fully exhausted.

Notwithstanding the foregoing, Licensor and Licensee agree that Licensee is entitled to five (5) days of abatement and therefore Licensor shall credit Licensee $42,145 in the nineteenth (19th) month of the Term of the License Agreement. Licensee shall not be entitled to any additional Abatements or payments.”

2.    Moving Expenses. The final paragraph of Article 3 of the Existing License is hereby deleted and replaced with the following:

“Licensee shall be entitled to a one-time credit against Licensee’s obligation to pay the License Fee, to cover any and all reasonable moving, interim workspace and decontamination costs associated with Licensee’s relocation from Licensor’s existing facility located at 675 West Kendall Street, Cambridge, Massachusetts to the Licensed Premises, including, without limitation, any such costs incurred in connection with Licensee’s occupancy of any interim space while awaiting delivery of the Licensed Premises in the condition required hereunder. The foregoing costs, in the aggregate, shall not exceed $75,000. Licensee shall submit to Licensor all receipts, invoices and proofs of payment demonstrating Licensee’s costs associated with the foregoing.”

3.    License Fee.

The first sentence of Article 3 of the Existing License is hereby deleted and replaced with the following:

“Licensee shall pay a license fee equal to Two Hundred Ninety Seven Thousand Four Hundred Ninety Five Dollars ($297,495.00) per month for the first eighteen (18) months of the Term and shall pay a license fee equal to Three Hundred Thirty Thousand Five Hundred Fifty Dollars ($330,550.00) per month for the remainder of the Term (“License Fee”), which shall be paid in advance on or before the first day of each and every month during the Term.”

The following shall be added to the third paragraph of Article 3:

Provided that, on or before June 7, 2018, Licensee prepays the License Fee for the first seven and one-half (7.5) months of the Term (“License Fee Prepayment”), the monthly License Fee for the first seven and one-half (7.5) months of the Term shall be reduced from $297,495.00 to $252,870.00. Licensor acknowledges that Licensee has already paid $297,495.00 toward the License Fee Prepayment and therefore Licensee shall pay the remainder, $1,599,030.00, on or before June 7, 2018.

4.     Wet Lab Benches. The first row, third column of Exhibit 2 of the Existing License is hereby deleted and replaced with the following:

Laboratory Space

Laboratory suites that vary in size from 500 – 18,000 sqft and in configurations of either Chemistry, Molecular Biology (BSL 1 and 2), or a mix of the two. Suites may include private offices. Laboratories can be equipped with certified fume hoods, central gas lines for CO2 and Nitrogen, reverse osmosis deionized water, and heavy electrical and exhaust infrastructure.

Other gases and chemicals provided:

1.  Vacuum

2.  Compressed Air (medical grade)

3.  Dry ice

4.  Liquid Nitrogen

5.  Others by special order

Equipment provided shall include:

1.  Private BSL 40 wet lab benches, sink, eye-wash and safety shower.

2.  Private BSL2 cell/tissue culture room

3.  Optional Private Chemistry hood with solvent storage

4.  In-Lab Refrigerator/Freezer (Innovation Suites)

5.  In-Lab Centrifuge and Microfuge and Vortexer (Innovation Suites)

6.  In-Lab Waterbath (Innovation Suites)

7.  In-Lab Pipettes and Racks (Innovation Suites)

8.  In-Lab Microscope (Innovation Suites)

9.  Shared access to Shared Equipment (see list following)

Licensee will need to assign a Laboratory Supervisor, i.e. EHS contact person, for each laboratory occupied by the Licensee.

5.    Ratification. As hereby amended, the License Agreement is ratified, approved and confirmed in all respects. In the event that any of the provisions of the License Agreement are inconsistent with this First Amendment or the state of facts contemplated hereby, the provisions of this First Amendment shall control.

(signatures on following page)

IN WITNESS WHEREOF, Licensor and Licensee have duly executed this First Amendment as of the day and year first above written.

LICENSOR:	LICENSEE:

MIL 21E, LLC	CUE BIOPHARMA, INC.

/s/ Seth Taylor	/s/ Daniel Passeri
By: Seth Taylor	By: Daniel Passeri
Title: CEO and CBO	Title: President and CEO

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